Exhibit 99.3

FORM OF INSTRUCTIONS

AS TO USE OF

PAR PACIFIC HOLDINGS, INC.

RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Par Pacific Holdings, Inc., a Delaware corporation (“we,” “us,” “our”), to the stockholders of record of our common stock, par value $0.01 per share, as described in the accompanying prospectus dated                     , 2016 (the “Prospectus”). Recordholders as of the close of business on                     , 2016 are receiving, at no charge, transferable subscription rights to subscribe for and purchase shares of our common stock. In the rights offering, we are offering an aggregate of              shares of common stock.

Each stockholder will receive one right for each share of common stock owned of record as of the close of business on the record date. The rights will expire if not exercised prior to 5:00 p.m., New York City time, on                     , 2016, unless we extend the rights offering period. All rights not exercised prior to 5.00 p.m., New York City time on the expiration date shall be null and void.

As described in the Prospectus, your subscription rights entitle you to the basic subscription privilege and the oversubscription privilege. With your basic subscription privilege, you may purchase              shares of our common stock for every subscription right you hold, by delivery of the required documents and payment of the exercise price of $             per whole share. There is no minimum number of shares you must purchase as a result of the exercise of your subscription rights, but you may not purchase fractional shares. The subscription agent will deliver to you certificates representing the shares that you purchase upon the exercise of your subscription rights as soon as practicable after the rights offering has expired. If you fully subscribe your basic subscription privilege, you may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege, by delivery of the required documents and payment of the exercise price, before the expiration of the rights offering. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

If all of the subscription rights are not exercised under the basic subscription privilege, we will issue additional shares to stockholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing stockholders. “Pro rata” means in proportion to the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other stockholders exercising their oversubscription privileges.

If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail or wire transfer of immediately available funds, without interest or deduction, as soon as reasonably practicable after the expiration date. The subscription agent will deliver to you certificates representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

The rights will be evidenced by transferable rights certificates. You should indicate your wishes with regard to the exercise of your rights by completing the appropriate portions of your rights certificate and returning the certificate to the subscription agent in the envelope provided. We will not be required to issue shares of common stock to you if the subscription agent does not receive your payment (whether delivered directly if you are a recordholder or indirectly through a recordholder if you are a beneficial owner but not a recordholder) prior to the expiration date, regardless of when you send the subscription payment and related documents.

YOUR RIGHTS CERTIFICATES AND EXERCISE PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL EXERCISE PRICE

FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION DATE. ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

You may exercise all or any portion of your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock: If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested.

Procedure for holders of common stock through a broker, bank, or other nominee: If you are a stockholder and you hold your shares of our common stock through DTC you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders: Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date. Subscription rights not exercised prior to the expiration date will expire and be of no further value. If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”), (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Brokers, dealers, custodian banks and other nominee holders of rights who exercise the basic subscription privilege and the oversubscription privilege on behalf of beneficial owners of rights will be required to certify to us and the subscription agent, in connection with the exercise of the oversubscription privilege, as to the aggregate number of rights that have been exercised pursuant to the basic subscription privilege and the number of shares of common stock that are being subscribed for pursuant to the oversubscription privilege by each beneficial owner of rights (including such nominee itself) on whose behalf such nominee holder is acting.

Our ability to utilize our net operating loss carryforwards would be substantially reduced or eliminated if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights by 5% stockholders or stockholders who would become 5% holders upon exercise of their subscription rights. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” in the Prospectus for more information.

2.	Issuance of Common Stock.

Your subscription rights entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase              shares of our common stock for every subscription right you hold, by delivery of the required documents, and payment of the exercise price. There is no minimum number of shares you must purchase as a result of the exercise of your subscription rights, but you may not purchase fractional shares. The subscription agent will deliver to you certificates, or make the necessary book-entry transfers, representing the shares that you purchase upon the exercise of your subscription rights as soon as practicable after the rights offering has expired.

Oversubscription Privilege. If you fully subscribe your basic subscription privilege, you may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege, by delivery of the required documents, and payment of the exercise price, before the expiration of the rights offering.

Pro Rata Allocation. If all of the subscription rights are not exercised under the basic subscription privilege, we will issue additional shares to stockholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing stockholders. “Pro rata” means in proportion to the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other stockholders exercising their oversubscription privileges.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail or wire transfer of immediately available funds, without interest or deduction, as soon as reasonably practicable after the expiration date. The subscription agent will deliver to you certificates or make the necessary book-entry transfers, representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

No Fractional Shares. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

3.	Transfer of Rights.

(a) Transfer of Rights to a Designated Transferee. To transfer all of your rights to a transferee other than a bank or broker, you must complete the assignment form in its entirety, execute the rights certificate and have your signature guaranteed by a member of the Financial Industry Regulatory Authority, or from an Eligible Institution. A rights certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new rights certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred rights certificate, the new holder should deliver the rights certificate, together with payment of the applicable exercise price (with respect to the exercise of both the basic subscription privilege and the oversubscription privilege) and complete separate instructions signed by the new holder, to the subscription agent in ample time to permit the subscription agent to take the desired action. Because only the subscription agent can issue rights certificates, if you wish to transfer fewer than all of the rights evidenced by your rights certificate to a designated transferee, you must instruct the subscription agent as to the action to be taken with respect to the rights not sold or transferred, or you must divide your rights certificate into rights certificates of appropriate smaller denominations by following the instructions in Section 3(e) below. The rights certificate evidencing the number of rights you intend to transfer can then be transferred by following these instructions.

(b) Transfer of Rights. Rights holders wishing to transfer a portion of their rights (but not fractional rights) should allow a sufficient amount of time prior to the expiration date for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificates to be exercised by the recipients thereof. The subscription agent will facilitate transfers of rights certificates only until 5:00 p.m., New York City time, on                      , 2016, the third business day before the expiration date.

(c) Liability. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date. Rights certificates not exercised by the expiration date will expire and have no value. Neither we nor the subscription agent shall have any liability with respect to an expired rights certificate.

(d) Commissions, Fees, and Expenses. All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent and the information agent, incurred in connection with the transfer of the rights will be for the account of the transferor of the rights, and none of such commissions, fees or expenses will be paid by us or the subscription agent.

(e) Division of Rights Certificate into Smaller Denominations. To have a rights certificate divided into smaller denominations, send your rights certificate, together with complete separate instructions (including specification of the denominations into which you wish your rights to be divided) signed by you, to the subscription agent, allowing a sufficient amount of time for new rights certificates to be issued and returned so that they can be used prior to the expiration date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. The subscription agent will facilitate subdivisions of rights certificates only until 5:00 p.m., New York City time, on                     , 2016, the third business day before the expiration date. Your signature must be guaranteed by an Eligible Institution if any of the new rights certificates are to be issued in a name other than that in which the old rights certificate was issued. Rights certificates may not be divided into fractional rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive the new rights certificates in time to enable the rights holder to exercise by the expiration date. Neither we nor the subscription agent will be liable to either a transferor or transferee for any delays.

4.	Execution.

(a) Execution by Registered Holder. The signature on the rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the rights certificate without any alteration or change whatsoever. Persons who sign the rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the rights certificate is executed by a person other than the holder named on the face of the rights certificate, proper evidence of authority of the person executing the rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special delivery instructions, as specified on the rights certificate.

5.	Method of Delivery.

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

•	wire transfer of immediately available funds directed to the following account: JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO Par Pacific Holdings, Inc.; or

•	personal check payable to the subscription agent.

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check; or

•	receipt of collected funds in the subscription right account designated above.

If you are paying by uncertified personal check, please note that uncertified checks may take several business days to clear. If you wish to pay the exercise price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears by that time. We will not be responsible for any delays in processing uncertified checks, even if such delays result in your subscription rights not being exercised.

If you are a stockholder and you hold your shares of our common stock in certificated form, you should deliver your subscription documents and payment of the exercise price to the subscription agent at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

Your delivery to an address other than the address set forth above will not constitute valid delivery.

If you are a stockholder and you hold your shares of our common stock through The Depository Trust Company (“DTC”), you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf so that DTC may convey your subscription right exercise to the subscription agent, as described in Section 6 below.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of rights that are held of record through DTC, exercises of the basic subscription privilege and of the oversubscription privilege may be effected by instructing DTC to transfer rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of rights subscribed for pursuant to the basic subscription right and the number of shares of common stock subscribed for pursuant to the oversubscription privilege by each beneficial owner of rights on whose behalf such nominee is acting, and payment to the subscription agent of the exercise price for each share of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

7.	Notice of Important Tax Information and Guidelines for Request for Taxpayer Identification Number and Certification on IRS Form W-9 or IRS Form W-8.

Each rights holder who is a “United States person” within the meaning of the Internal Revenue Code of 1986, as amended, who elects to exercise rights must provide the subscription agent with a correct Taxpayer Identification Number (“TIN”) on IRS Form W-9. A Rights holder who is not a United States person must provide the subscription agent an appropriate IRS Form W-8. Please consult your own tax advisor as to the appropriate IRS Form W-8 to provide. IRS Form W-9 or the various IRS Form W-8s may be obtained upon request from the subscription agent at the address set forth above or are available at www.irs.gov. In general, failure to provide the required information on the form may subject such holder to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by us on shares of common stock purchased upon the exercise of rights (for those holders exercising rights).

8.	Determinations Regarding the Exercise of Your Rights.

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described in the Prospectus.